Exhibit 23.1




           Consent of Independent Registered Public Accounting Firm



Board of Directors
Lakeland Financial Corporation
Warsaw, Indiana


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-48402 and 333-50135) of Lakeland Financial Corporation of our report, dated March 24, 2005, with respect to Lakeland Financial Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of Lakeland Financial Corporation for the year ended December 31, 2004.




                                                  Crowe Chizek and Company LLC

South Bend, Indiana
April 13, 2005